As filed with the Securities and Exchange Commission on June 5, 2009
Registration No. 333-75793

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Lowe’s Companies, Inc.
(Exact name of Registrant as specified in its Charter)

North Carolina (State or other Jurisdiction of Incorporation or Organization)	56-0578072 (I.R.S. Employer Identification No.)

1000 Lowe’s Boulevard Mooresville, North Carolina (Address of principal executive offices)	28117 (Zip Code)

Lowe’s/Eagle Stock Option Plan
(Full title of the Plan)

Gaither M. Keener, Jr., Esq.
Senior Vice President, General Counsel, Secretary
and Chief Compliance Officer
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
(Name and Address of Agent for Service)
(704) 758-2250
(Telephone number, Including Area Code, of Agent for Service)
Copy to:
Dumont Clarke, IV, Esq.
Daniel L. Johnson, Jr., Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8, No. 333-75793 (the “Registration Statement”) of Lowe’s Companies, Inc. (the “Company” or the “Registrant”) is being filed to terminate the effectiveness of the Registration Statement and to deregister all unsold securities (417,540 shares of the Registrant’s Common Stock and 417,540 preferred share purchase rights) reserved for issuance and registered for sale under the Lowe’s/Eagle Stock Option Plan (the “Plan”). The Plan has expired by its terms and all stock options granted thereunder or governed thereby have either been exercised or expired unexercised. The Registrant is filing this Post-Effective Amendment in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all securities that remain unsold at the termination of the offering through the Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on May 29, 2009.

LOWE’S COMPANIES, INC.
By:	/s/ Gaither M. Keener, Jr.
Gaither M. Keener, Jr.
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on May 29, 2009 by the following persons in the capacities indicated. Each of the undersigned directors and officers of the Company, by his or her execution hereof, hereby constitutes and appoints Gaither M. Keener, Jr., Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Lowe’s Companies, Inc., and Robert F. Hull, Jr., Executive Vice President and Chief Financial Officer, Lowe’s Companies, Inc., and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all additional post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Signature	Title

/s/ Robert A. Niblock Robert A. Niblock	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert F. Hull, Jr. Robert F. Hull, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Matthew V. Hollifield Matthew V. Hollifield	Senior Vice President and Chief Accounting Officer

/s/ David W. Bernauer David W. Bernauer	Director

/s/ Leonard L. Berry, Ph.D. Leonard L. Berry, Ph.D.	Director

/s/ Peter C. Browning Peter C. Browning	Director

Signature	Title

/s/ Dawn E. Hudson Dawn E. Hudson	Director

/s/ Robert A. Ingram Robert A. Ingram	Director

/s/ Robert L. Johnson Robert L. Johnson	Director

/s/ Marshall O. Larsen Marshall O. Larsen	Director

/s/ Richard K. Lochridge Richard K. Lochridge	Director

/s/ Stephen F. Page Stephen F. Page	Director

/s/ O. Temple Sloan, Jr. O. Temple Sloan, Jr.	Director

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